EXHIBIT 99.1

Ra Medical Systems Announces First Quarter Results

Fort Mill, SC, June 2, 2023 – Ra Medical Systems, Inc. (RMED: NYSE/American) today announced financial and company highlights for the first quarter ended March 31, 2023.  Among the quarter highlights are the following:

•	RMED concluded the acquisition with the private company, Catheter Precision, Inc. (“Catheter”), in January 2023. Catheter is in the MedTech space of cardiac electrophysiology.

•	Catheter onboarded five direct salespersons and several field clinical persons to assist in the broad US launch of its VIVO product, a product utilized to non-invasively determine the source, or earliest activation, of a ventricular arrhythmia.

•	Catheter introduced to the market its new LockeT closure device, designed to assist the physician in closing the percutaneous catheter insertion site in the patient’s body, at the end of the catheter procedure.

•	Closed on $8 million in new financing in March 2023.

•	Announced the appointment of its new Chief Financial Officer, Steve Passey.

•	Announced the resignation of its CEO, and appointment of its new Interim CEO, David Jenkins, as of April 28, 2023.

•	Revenues for the quarter ended March 31, 2023 were $85 thousand, net loss was $66.4 million and cash used by operations was $12.1 million, which includes a $5.0 million cash payment associated with a legacy settlement.

Accounting for the Merger

The merger of Catheter into RMED was accounted for as an acquisition.  The acquisition was accomplished by the issuance of preferred stock to the Catheter shareholders and certain convertible promissory note holders, with conversion rights and obligations over time, subject to the approval of the RMED shareholders, which was obtained in March 2023, and certain other conditions.  RMED utilized an outside valuation firm to assist in the determination of estimates to be used to book the estimate of value of the various assets acquired and liabilities assumed.  The estimates of the acquisition values were initiated by valuing the preferred stock exchanged as of January 9, 2023, at a derived discount from the trading price of RMED’s common stock.  The gross estimated value assigned was $82.9 million.  Of that gross estimated value, $37.0 million was assigned to developed technologies, $314 thousand for assets purchased, $7.6 million for royalties payable, $2.9 million for other liabilities assumed and $56.1 million for the remainder of the purchase price, booked as goodwill.

Even though these numbers are estimates, and subject to change and finalization during subsequent periods, the Company is required to use the initial estimates for reporting and to analyze these initials estimates for any impairment in value.  Due to a sustained decrease in our share price during the three months ended March 31, 2023, we concluded that in accordance with ASC 350 a triggering event occurred indicating that potential impairment exists and required us to assess if impairment existed as of March 31, 2023. In accordance with ASC 350 we performed a quantitative goodwill impairment test, which resulted in the carrying amount of the reporting unit exceeding the fair value of the reporting unit, indicating that the goodwill of the reporting unit was impaired. We recorded an impairment charge of $56.1 million related to goodwill for the three months ended March 31, 2023. We utilized a combination of an income and market approach to assess the fair value of the reporting unit as of March 31, 2023. The income approach considered the discounted cash flow model, considering projected future cash flows (including timing and profitability), discount rate reflecting the risk inherent in future cash flows, perpetual growth rate, and projected future economic and market conditions while the guideline public company market approach considered marketplace earnings multiples from within a peer public company group. We recorded the impairment charge of $56.1 million within Loss on impairment of goodwill in the condensed consolidated statement of operations. As of March 31, 2023, cumulative goodwill impairment charges of $56.1 million were incurred related to our single reporting unit.

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Product sales revenues prior to the Merger consisted of sales of catheters for use with the DABRA laser in our atherectomy clinical trials.

After the Merger, our legacy DABRA laser is no longer in use but rather we have shifted the focus of our operations to Catheter’s product lines. Accordingly, our current activities primarily relate to Catheter’s historical business which comprises the design, manufacture and sale of new and innovative medical technologies focused in the field of cardiac electrophysiology, or EP.

Our revenues post-Merger primarily consist of the VIVO which is a non-invasive imaging system that offers 3D cardiac mapping to help with localizing the sites of origin of idiopathic ventricular arrhythmias in patients with structurally normal hearts prior to EP procedures. In addition to the VIVO System, customers are provided with VIVO Positioning Patch Sets, which are custom patches, that are used in conjunction with the VIVO System to complete the intended output of the VIVO System. The delivery of the VIVO System, including the VIVO Positioning Patch Sets, represents the Company’s primary performance obligation. The Company recognizes revenue upon the delivery of the VIVO system.

Revenues were $85 thousand for the first quarter 2023 compared to $9 thousand for the first quarter 2022.   The increase was due to product sales of the VIVO system, as a result of the Merger that took place in January 2023.

Selling, general and administrative expenses (SG&A) for the first quarter of 2023 were $10.2 million, compared to $2.3 million for the first quarter 2022.  The increase in SG&A of $7.9 million was primarily due to an increase in professional fees of approximately $2.5 million, of which $1.7 million was incurred in connection with the Merger, an increase in stock compensation expense of approximately $1.3 million, which is also related to the Merger, and an increase in salaries and benefit expense of $1.6 million, due mainly to the accrual of $1.75 million severance in connection with the resignation of Will McGuire from his position as Chief Executive Officer and Secretary, and an increase in depreciation and amortization of approximately $1.9 million that resulted from intangible assets acquired in the Merger. Research and development (R&D) expenses for the first quarter of 2023 were $0.2 million compared to $3.1 million for the first quarter 2022.  The decrease of approximately $2.9 million was due to a decrease in R&D salaries and benefits expenses of approximately $0.9 million, a decrease in R&D facilities allocation expense of approximately $0.9 million, a decrease in R&D professional fees of $0.3 million, a decrease in R&D supplies and materials of $0.4 million and a decrease in clinical study cost of $0.2 million all due to the Company shift in focus on the VIVO System due to the Merger.

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Items of note during the quarter related to the Merger include a recorded selling, general and administrative expense of a $1.7 million investment banking fee, severance fees to various employees, including the accrual of the CEO severance of $1.75 million, and a non-cash stock-based compensation charge for options exchanged upon the Merger of $1.4 million.

During the quarter, RMED also recorded a non-cash expense of $1.4 million related to the amortization of the estimated value of intangible assets acquired in the Merger.  With the various recorded expenses, RMED reported a net loss of $66.4 million for the quarter ended March 31, 2023, with revenue of $85 thousand, all from the disposable components associated with the VIVO system, which were included in RMED’s results of operations from the date of the Merger, January 9, 2023.

Cash expended during the quarter ended March 31, 2023 was $12.1 million, of which $4.7 million and $0.3 million was paid in February 2023 to the Department of Justice and participating states in connection to a settlement that the Company entered into in December 2020 to resolve investigation and a related civil action concerning its marketing of the DABRA laser system and DABRA-related remuneration to certain physicians as disclosed in Company’s audited Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission (“SEC”) on March 28, 2023.

Cash and cash equivalents on March 31, 2023, were $12.2 million.  Cash and cash equivalents were approximately $8.6 million as of May 30, 2023, after payment of the CEO severance.

David Jenkins, Interim CEO of RMED, commented, “We are pleased to have concluded the Merger during the quarter and to have concluded a number of the accounting issues associated with the Merger.  We look forward to executing on our sales strategy moving forward with the new sales and clinical team we have assembled and trained during the quarter.  We believe our effort will begin to show increased revenues in the second half of the year, as the cardiac electrophysiology market continues to show promise of much growth and innovation.”

About VIVO

Catheter Precision’s VIVO™ (View Into Ventricular Onset), is a non-invasive 3D imaging system that enables physicians to identify the origin of ventricular arrhythmias pre-procedure, thereby streamlining workflow and reducing procedure time. VIVO has received marketing clearance from the U.S. FDA and has the CE mark.

About LockeT

Catheter Precision’s LockeT is a suture retention device intended to assist in hemostasis after percutaneous venous punctures. LockeT is a Class 1 device registered with the FDA.

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About Ra Medical Systems

Ra Medical, and its wholly owned subsidiary Catheter Precision, is an innovative U.S.-based medical device company bringing new solutions to market to improve the treatment of cardiac arrhythmias. It is focused on developing groundbreaking technology for electrophysiology procedures by collaborating with physicians and continuously advancing its products.

Cautionary Note Regarding Forward-Looking Statements

This communication contains forward-looking statements. Forward-looking statements can be identified by words such as “believe,” “anticipate,” “may,” “might,” “can,” “could,” “continue,” “depends,” “expect,” “expand,” “forecast,” “intend,” “predict,” “plan,” “rely,” “should,” “will,” “may,” “seek,” or the negative of these terms and other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements include, but are not limited to, our anticipated revenues during the second half of 2023, and the anticipated accounting for the merger with Catheter Precision. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The Company’s expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks and changes in circumstances, including but not limited to risks and uncertainties included under the caption “Risk Factors” in the Company’s Form 10-K filed with the SEC and available at www.sec.gov. These risks and uncertainties include, but aren’t limited to, that we will not be able to reach profitability unless we are able to achieve our product expansion and growth goals, our research and development and commercialization efforts may depend on entering into agreements with corporate collaborators, we have entered into joint marketing agreements with respect to our products, and may enter into additional joint marketing agreements, that will reduce our revenues from product sales, royalty agreements with respect to our LockeT device will reduce any future profits from this product, if we experience significant disruptions in our information technology systems, our business may be adversely affected, litigation and other legal proceedings may adversely affect our business, if we make acquisitions or divestitures, we could encounter difficulties that harm our business, failure to attract and retain sufficient qualified personnel could also impede our growth, failure to maintain effective internal controls could cause our investors to lose confidence in us and adversely affect the market price of our common stock, if our internal controls are not effective, we may not be able to accurately report our financial results or prevent fraud, our revenues may depend on our customers’ receipt of adequate reimbursement from private insurers and government sponsored healthcare programs, we may be unable to compete successfully with companies in our highly competitive industry, many of whom have substantially greater resources than we do, our future operating results depend upon our ability to obtain components in sufficient quantities on commercially reasonable terms or according to schedules, prices, quality and volumes that are acceptable to us, and suppliers may fail to deliver components, or we may be unable to manage these components effectively or obtain these components on such terms, if hospitals, physicians and patients do not accept our current and future products or if the market for indications for which any product candidate is approved is smaller than expected, we may be unable to generate significant revenue, if any, our medical device operations are subject to pervasive and continuing FDA regulatory requirements, our products may be subject to additional recalls, revocations or suspensions after receiving FDA or foreign approval or clearance, which could divert managerial and financial resources, harm our reputation, and adversely affect our business, changes in trade policies among the U.S. and other countries, in particular the imposition of new or higher tariffs, could place pressure on our average selling prices as our customers seek to offset the impact of increased tariffs on their own products, increased tariffs or the imposition of other barriers to international trade could have a material adverse effect on our revenues and operating results. In addition, our auditors finalization of the accounting for the merger requires complex calculations and the input of outside advisors, and as a result, the final results of these calculations could differ from our current expectations. The risks and uncertainties described above may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty, or other pandemics, supply chain disruptions from the Ukraine war and otherwise, and ongoing volatility in the stock markets and the U.S. economy in general.

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The forward-looking statements included in this communication are made only as of the date hereof. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

CONTACTS:

At the Company

David Jenkins

973-691-2000

mhuck@catheterprecision.com

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